General Use Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132716
Pricing Term Sheet
January 14, 2009
BOTTLING GROUP, LLC
5.125% Senior Notes Due 2019

Issuer:	Bottling Group, LLC.
Security:	5.125% Senior Notes Due 2019
Size:	$750,000,000
Maturity:	January 15, 2019
Coupon (Interest Rate):	5.125%
Yield to Maturity:	5.203%
Spread to Benchmark Treasury:	T + 300 basis points
Benchmark Treasury:	3.750% due November 2018
Benchmark Treasury Yield:	2.203%
Interest Payment Dates:	January and July of each year, beginning on July 15, 2009
Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury rate plus 45 basis points
Price to Public:	99.399% plus accrued interest, if any, from January 20, 2009.
Settlement Date:	January 20, 2009
CUSIP Number:	10138M AK1
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated Banc of America Securities LLC Citigroup Global Markets Inc.
Co-managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc. The Williams Capital Group, L.P.
The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling (1) Credit Suisse Securities (USA) LLC toll-free 1-800-221-1037, (2) Morgan Stanley & Co. Incorporated toll-free 1-866-718-1649, (3) Banc of America Securities LLC toll-free 1-800-294-1322 or (4) Citigroup Global Markets Inc. toll-free 1-877-858-5407.
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